TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Pacific Continental Corporation which will be held at 10:00 a.m. on Monday, April 20, 2009, in the Vistas I Room, 12th Floor, Eugene Hilton, 66 E. 6th Avenue, Eugene, Oregon.

At the meeting, you will be asked to approve the election of ten directors to the Pacific Continental Corporation Board of Directors for a term of one-year and to consider an amendment to the 2006 Stock Option and Equity Compensation Plan to increase the number of shares available under the plan for future grant.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return your Proxy in the envelope provided. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person.

Sincerely,

March 20, 2009                                                                                     HAL BROWN
Chief Executive Officer

PACIFIC CONTINENTAL CORPORATION

111 West 7th Avenue Eugene, Oregon 97401 541-686-8685	P.O. Box 10727 Eugene, Oregon 97440-2727

Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. on Monday, April 20, 2009
PLACE	Vistas I Room, 12th Floor, Eugene Hilton, 66 E. 6th Avenue, Eugene, Oregon
ITEMS OF BUSINESS	(1)To elect ten directors to serve on the Board until the 2010 Annual Meeting of Shareholders;

(2)To consider an amendment to the 2006 Stock Option and Equity Compensation Plan to increase the number of shares available under the plan; and
(3)To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Friday, March 6, 2009.
VOTING BY PROXY
Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy form.

By Order of the Board of Directors

HAL BROWN
Chief Executive Officer

This proxy statement and the accompanying proxy card are being distributed on or about March 20, 2009

TABLE OF CONTENTS

                                                                                    Page

INTRODUCTION 1
GENERAL INFORMATION 1
Purpose of the Meeting 1
Record Ownership 1
Quorum 1
Solicitation of Proxies 1
Voting of Proxies 2
Voting of Proxies by Shareholders of Record and by Beneficial Owners 2
Voting in Person at the Annual Meeting 2
Voting on the Matter Presented 3
PROPOSAL NO. 1 - ELECTION OF DIRECTORS 3
Nominees for Director 3
CORPORATE GOVERNANCE 5
Corporate Governance Guidelines 5
Code of Ethics 5
Director Independence 6
Shareholder Communication with the Board of Directors 6
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES 6
Board of Directors 7
Certain Committees of the Board of Directors 7
Committee Membership 7
COMMITTEE REPORTS 9
Audit Committee Report 9
Compensation Committee Report 10
Corporate Governance/Nominating Committee Report 10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT 12
MANAGEMENT 14
Executive Officers who are not Directors 14
COMPENSATION DISCUSSION AND ANALYSIS 15
General 15
Executive Compensation Philosophy and Objectives 15
Targeted Overall Compensation 15
Executive Agreements 19
Retirement Plans 20
Perquisites and Other Benefits 20
Board Process 20
Impact of Accounting and Tax Considerations 21
Director Compensation 21
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EXECUTIVE COMPENSATION 22
Summary Compensation Table 22
Equity Compensation 22
Post Employment and Termination Benefits 26
401(k) Profit Sharing Plan 28
DIRECTOR COMPENSATION 28
Cash Compensation 29
Equity Compensation 29
TRANSACTIONS WITH MANAGEMENT 31
PROPOSAL NO. 2 - AMENDMENT OF THE 2006 STOCK OPTION AND EQUITY COMPENSATION PLAN 31
General 31
Material Terms of the 2006 Plan 32
Awards Granted Under 2006 Plan 33
Tax Consequences 34
COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS 35
AUDITORS 35
Fees Paid to Independent Accountants 36
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors 36
OTHER BUSINESS 37
INCORPORATION BY REFERENCE 37
INFORMATION CONCERNING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS 37
Shareholder Proposals 37
Director Nominations 37
Copy of Bylaw Provisions 38
AVAILABLE INFORMATION 38
REPORTS TO SHAREHOLDERS 38

ii

PROXY STATEMENT

For Annual Meeting of Shareholders

to be held on April 20, 2009

Important Notice Regarding the Availability of Proxy Materials for the 2009 Shareholder Meeting:

Copies of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are available at www.therightbank.com.

INTRODUCTION

This Proxy Statement and the accompanying Proxy are furnished to the shareholders of Pacific Continental Corporation (“Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at its Annual Meeting of Shareholders to be held on Monday, April 20, 2009, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting were first mailed to shareholders on or about March 20, 2009.

GENERAL INFORMATION

Purpose of the Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon:

•	The election of ten directors to serve until the 2010 Annual Meeting or until their successors have been elected and qualified.

•	An amendment to the 2006 Stock Option and Equity Compensation Plan to increase the number of shares available under the plan.

Record Ownership

Shareholders of record as of the close of business on March 6, 2009 (“Record Date”) are entitled to one vote for each share of common stock then held. As of the Record Date there were 12,862,691 shares of common stock issued and outstanding.

Quorum

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum.  Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.  Proposal No. 2 is an example of a proposal which a broker lacks discretionary voting power.

Solicitation of Proxies

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on proposals being considered at the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview or telephone by directors, officers and employees of the Company or its bank subsidiary, Pacific Continental Bank (“Bank”). It is not expected that compensation will be paid for the solicitation of proxies; however, in the event an outside proxy solicitation firm is engaged to render proxy solicitation services, the Company will pay a fee for such services.

When a Proxy card is returned properly signed and dated, the shares represented by the Proxy will be voted in accordance with the instructions on the Proxy card. Where no instructions are indicated, proxies will be voted FOR the director nominees and FOR the proposal to amend the 2006 Stock Option and Equity Compensation Plan.

Voting of Proxies

Shareholders who execute Proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later Proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a Proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a previously granted Proxy.

Voting of Proxies by Shareholders of Record and by Beneficial Owners

A portion of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record.  If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Voting in Person at the Annual Meeting

Shareholders of Record.  Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner.  Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Voting on the Matter Presented

Election of Directors.  The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be CAST FOR or WITHHELD FROM the directors as a group, or for each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

Amendment to the 2006 Stock Option and Equity Compensation Plan.  The proposal to amend the 2006 Stock Option and Equity Compensation Plan requires the affirmative vote FOR by a majority of the shares of the Company’s common stock present and entitled to vote at the Annual Meeting.  You may vote FOR, AGAINST or ABSTAIN from amending the 2006 Stock Option and Equity Compensation Plan.  Abstentions and broker non-votes will have no effect on the outcome of the vote.  Shareholders of record are entitled to one vote per share on this proposal.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the number of directors will be not less than six (6), with the number of directors to be established in accordance with the Company’s Bylaws. The Company’s Bylaws currently provide for a board of eight (8) to twelve (12) directors, with the specific number of directors to be established by board resolution.  Larry Campbell advised the Board that he will not stand for re-election as a director at the 2009 Annual Meeting.  Accordingly, by resolution, the Board of Directors reduced the size of the Board and established the number of directors for election at the 2009 Annual Meeting at ten (10).  The Articles of Incorporation provide that directors are elected annually for one-year terms.

The Governance/Nominating Committee has recommended to the Board, and the Board has nominated for election to the Board the persons listed below to serve for one-year terms or until their successors are elected and qualified.

If any of the nominees should refuse or be unable to serve, your Proxy will be voted for such persons as are designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve. As of December 31, 2008, all directors of the Company also served as directors of the Bank.

Nominees for Director

Robert Ballin, 67, has been a director of the Company and Bank since 1999 and 1980, respectively, and served as Chair of the Board since 2000. Mr. Ballin is involved as a consultant in the surety business for the wood products industry and is a partner in Ward Insurance. Prior to his position at Ward Insurance, Mr. Ballin served as Chairman of Willis, Eugene, a large insurance brokerage office. Among other professional interests, Mr. Ballin has served on numerous community and philanthropic boards.

Hal Brown, 55, currently serves as the Chief Executive Officer of the Company and the Bank.  He was elected a director of both the Company and the Bank in August 2002 following his July 2002 appointment as President and Chief Executive Officer of the Company and the Bank.  In 2006 and 2007, respectively, Mr. Brown relinquished his position as President of the Bank and the Company to the current President, Roger Busse.  Prior to 2002, Mr. Brown served as the Executive Vice President and Chief Operating Officer of the Company and the Bank from 1999, and prior to that served as the Senior Vice President and Chief Financial Officer of the Company and the Bank from 1996. He began his career with the Bank in 1985 as Cashier. Mr. Brown currently serves on the board of PacifSource Health Plans and formerly served on the boards of the United Way of Lane County and ShelterCare, an organization serving the housing needs of homeless families and adults with severe and persistent mental disabilities.

Cathi Hatch, 59, has been a director of both the Company and the Bank since 2006. Ms. Hatch is the founder and CEO of ZINO Society, an organization focused on connecting entrepreneurs with accredited investors. Previously, she held executive roles and consulted in the restaurant industry for more than twenty-five years, including her work as director of operations for Schwartz Brothers Restaurants and as the regional vice president for Restaurants Unlimited, Inc. She currently holds board positions on a number of for-profit and nonprofit boards including Zones, Inc., Pacific Northwest Ballet, YMCA, PONCHO and United Way of King County. Ms. Hatch has served as the president of HatchMatch, a consulting business that works with business and nonprofits to maximize the impact of philanthropy in the community, and has served as a facilitator and trainer for a variety of companies.

Michael E. Heijer, 49, joined the Board as a director of the Company and Bank on December 1, 2005, following the acquisition of NWB Financial Corporation. Mr. Heijer was a founder of Northwest Business Bank and served on the Boards of Directors of NWB Financial Corporation and Northwest Business Bank until the Company acquired them in November 2005. He has 20 years experience in Pacific Northwest hotel and commercial real estate development and is the owner of GranCorp, Inc., a commercial real estate investment company with investments in the Pacific Northwest that he formed in April 1986.  Mr. Heijer is also a founder and part owner of American Legal Copy, a legal copying business serving the West Coast that was formed in May 1996. He holds a bachelor’s degree in economics from the University of California at Berkeley.

Michael S. Holcomb, 65, has been a director of the Company and Bank since 1999 and 1997, respectively. Mr. Holcomb is the Managing Partner of Berjac of Oregon, a Northwest Premium Financing Company for commercial insurance premiums. Prior to joining Berjac, Mr. Holcomb was a commissioned officer in the United States Air Force. Among other professional interests, Mr. Holcomb is involved in the Downtown Rotary and the Eugene Executive Association.

Michael D. Holzgang, 51, has been a director of both the Company and Bank since 2002 and currently serves as the chair of the Governance/Nominating Committee. Mr. Holzgang serves as Senior Vice President of Colliers International, a global real estate services firm. Prior to joining Colliers International in 2001, Mr. Holzgang worked with Cushman and Wakefield of Oregon for nearly 20 years. Among other volunteer board service, Mr. Holzgang is the past President of the Boys and Girls Clubs of Portland and is a director and former Chairman of the board of directors for Medical Teams International, an international disaster relief agency.

Donald L. Krahmer, Jr., 51, has been a director of both the Company and Bank since 2002, and currently serves as the chair of the Audit Committee. Mr. Krahmer is a shareholder of the law firm Schwabe, Williamson and Wyatt, P.C. specializing in corporate law and mergers and acquisitions. At Schwabe, he chairs the firm’s Technology and Business Practice. Prior to joining Schwabe in 2003, Mr. Krahmer was a partner at Black Helterline, LLP and had held various management positions with Endeavour Capital, PacifiCorp Financial Services, PacifiCorp and U.S. Bancorp. Mr. Krahmer serves as a member of the board of directors of the Portland Business Alliance, and the Oregon Nanoscience and Microtechnologies Institute, which is a joint collaboration among Oregon State University, University of Oregon, Portland State University, and Battelle’s Pacific Northwest National Laboratory (PNNL). In 2006, Mr. Krahmer was appointed to serve as a technical advisor to the Oregon Innovation Council.  Mr. Krahmer also serves on the board of trustees of Jesuit High School in Portland Oregon and the board of directors of the Boy Scouts of America Cascade Pacific Council. Mr. Krahmer is a member of the American Bar Association's Business Law Section and its Corporate Governance, Venture Capital and Private Equity and Negotiated Acquisitions committees.

Donald G. Montgomery, 69, has been a director of the Company and Bank since 1999 and 1996, respectively, Vice Chair of the Board since 2000 and currently serves as the chair of the Compensation Committee. Mr. Montgomery is a private investor. Mr. Montgomery formerly served as the Chief Operating Officer of the Timber Products Company, a privately owned wood products production and sales company. Prior to joining Timber Products, Mr. Montgomery worked for Kings Table International where he retired as Chief Operating Officer in 1985.

John H. Rickman, 67, has been a director of both the Company and Bank since 2003. Mr. Rickman retired from U.S. Bank in December of 2001, after more than 38 years of service. Prior to his retirement, Mr. Rickman served as State President of U.S. Bank, Oregon and head of the bank’s Oregon commercial lending group. Mr. Rickman was involved with numerous civic and professional organizations including: the executive committee of the Portland Chamber, United Way campaign cabinet committee, member of the SOLV-Founders Circle, and Goodwill industries of Columbia-Willamette. He previously served on the board of the Oregon Business Council, the Association for Portland Progress, co-chair of the Oregon Mentoring Initiative, and the Portland Oregon Sports Authority. He is a past chairman of the Oregon Bankers Association.

R. Jay Tejera, 51, has been a director of the Company and Bank since 2006. Most recently the Senior Regional Investment Manager for Wells Fargo’s Northwest region, Mr. Tejera has extensive experience analyzing the equity market. Mr. Tejera joined Wells Fargo though its acquisition of Ragen MacKenzie in 2000 where he had been the Director of Research and was responsible for the company’s equity research department. Prior to Ragen MacKenzie, Mr. Tejera spent 12 years as a Managing Director of Dain Raucher Wessels Inc. He began his career with Safeco Asset management where he was an Equity Analyst associated with the Safeco Growth Fund. In 1994, he was named the Community Banking Analyst of the year by American Banker magazine. Mr. Tejera serves on the board of directors for the Woodland Park Zoo in Seattle.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board periodically reviews the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes Oxley Act of 2002 (“Sarbanes Act”), related rules adopted by the Securities and Exchange Commission (“SEC”) and the listing standards of the Nasdaq Stock Market (“Nasdaq”).

Code of Ethics

The Company maintains a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access the current charters and policies, including the Code of Ethics for Senior Financial Officers, Articles of Incorporation, Bylaws, and Audit, Compensation and Corporate Governance/Nominating Committee charters by visiting the Company’s Web site and clicking on the Governance Documents link within the Investor Relations section on the Company’s home page at www.therightbank.com.

Director Independence

The Board has analyzed the independence of each director and nominee and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” as defined by the Nasdaq listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending arrangements with the directors, each of which were made on the same terms as comparable transactions made with persons unaffiliated with the Company. Such arrangements are discussed in detail in the section entitled "Transactions with Management."

Based on these standards, the Board determined that all of the non-employee director nominees are independent and have no other relationships with the Company, except as a director and shareholder:

Robert Ballin	Donald Krahmer, Jr.
Cathi Hatch	Donald Montgomery
Michael E. Heijer	John W. Rickman
Michael Holcomb	R. Jay Tejera
Michael Holzgang
Based on these same standards, the Board determined that Hal Brown, who serves as the Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.

Shareholder Communication with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by e-mail and can be most conveniently done by visiting the Company’s Web site and clicking on the Shareholder Communications link within the Investor Relations section on the Company’s home page (www.therightbank.com). By further clicking on Shareholder Communications, an e-mail dialog box will be made available for shareholder comments. The e-mail is sent to the Board Chair with a copy sent to the Company’s Chief Executive Officer.

For shareholders who do not have access to the Company’s Web site, communications with the Board may also be made by writing to the Chair of the Board, c/o the Corporate Secretary, Pacific Continental Corporation, P.O. Box 10727, Eugene, Oregon 97440-2727. A copy of such written communication will also be made available to the Company’s Chief Executive Officer.

If the Chairman and the Chief Executive Officer determine the communication, whether received by e-mail or mail, is relevant to and consistent with the Company’s operations and policies, such communication will be presented to the entire Board for review and consideration.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and certain Committees of the Company for the year ended December 31, 2008.

Board of Directors

The Company held eleven (11) Board meetings and the Bank held twelve (12) Board meetings in 2008. Each director attended at least 75% percent of the aggregate of (i) the total number of meetings of the Boards of Directors, and (ii) the total number of meetings held by all committees on which he or she served.  During 2008 the Board of Directors met three (3) times in executive session, without management present. The Company does not require, but expects the directors to attend the Annual Meeting of Shareholders, and at the 2008 Annual Meeting of Shareholders all serving directors of the Company were in attendance.

Certain Committees of the Board of Directors

The Company and Bank Boards have jointly established, among others, an Audit Committee, Compensation Committee, and a Corporate Governance/Nominating Committee. Each committee operates under a formal written charter approved by the respective Committee and adopted by the Board of Directors.

The following table shows the membership of the various committees during the year 2008.

Committee Membership

Name	Audit	Compensation	Corporate Governance/ Nominating
Robert Ballin	☐	☐	☑
Larry Campbell	☐	☑	☐
Cathi Hatch	☑	☐	☐
Michael Heijer	☑	☐	☑
Michael Holcomb	☑	☑	☐
Michael Holzgang	☑	☐	☑*
Donald Krahmer, Jr.	☑*	☐	☑
Donald Montgomery	☐	☑*	☑
John Rickman	☐	☑	☑
R. Jay Tejera	☑	☑	☐
*Committee Chair

Audit Committee. The Audit Committee is currently comprised of six directors, each of whom is considered “independent” as defined by the Nasdaq listing standards and applicable SEC rules.  The Committee held sixteen (16) meetings during the year. The Board of Directors has determined that director Krahmer meets the definition of “audit committee financial expert” as defined in rules adopted by the SEC under the Sarbanes Act. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the independent auditors reporting directly to the Audit Committee. The responsibilities of the Audit Committee include overseeing (i) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors and management’s response to such recommendations, and the accounting principles being applied by the Company in financial reporting; (ii) the establishment of procedures for the receipt, retention and treatment of accounting controls; (iii) the reports of bank regulatory authorities and reporting its conclusions to the Board; (iv) the procedures with respect to the records and business practices of the Company and the Bank; (v) the adequacy and implementation of the internal auditing, accounting and financial controls; (vi) the independent auditor’s qualifications and independence; and (vii) the compliance with the Company’s legal and regulatory requirements.

The Audit Committee oversees and evaluates the adequacy of the Company’s internal and disclosure controls, but management is responsible for developing and implementing the internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards and then issuing a report thereon. The Committee’s responsibility is to monitor and oversee this process.

Compensation Committee.  The Compensation Committee is currently comprised of five directors, each of whom satisfies the independence criteria under the Nasdaq listing standards and applicable rules of the SEC and IRS.  The Committee held six (6) meetings during the year.

The Compensation Committee reviews and approves the Company’s retirement and benefit plans, determines the salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and establishes compensation for directors. The Committee may engage outside consultants to assist the members in making peer comparisons and determining industry “best practices.” The Committee uses a consolidated approach and looks at all types of compensation including base salary, incentive cash bonuses and equity compensation and perquisites. Maximum incentive cash bonuses and equity compensation grants are established as a percentage of base salary. Incentive compensation is awarded based on the executive having achieved specific established performance objectives in amounts ranging from 0 to 100 percent of the maximum incentive. Currently the Company has not provided for defined pension benefits or deferred compensation.

In addition to establishing the compensation for the Chief Executive Officer and the key executives, the Committee considers recommendations from the Chief Executive, President/Chief Operating Officer and the Human Resource Manager and approves, in total, the compensation levels for all other bank officers. The Committee also, in consultation with the Chief Executive Officer, President/Chief Operating Officer, and the Human Resource Director, establishes the annual overall salary budget for the Bank.

The Compensation Committee is also responsible for establishing the compensation for members of the Board of Directors. The Committee has established board and committee meeting fees and retainer fees for certain committee chairs. In addition to cash compensation, the Committee considers equity grant awards for directors.

Additional information regarding executive and director compensation is discussed in sections titled "Compensation Discussion and Analysis," "Executive Compensation," and "Director Compensation."

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee is currently comprised of six directors, each of whom is considered “independent” as defined by the Nasdaq listing standards.  The Committee held ten (10) meetings during the year.

The Committee reviews and considers various corporate governance standards as suggested by best practices or required by SEC, Nasdaq and other regulatory agencies. The Committee is responsible for reviewing the Company code of ethics and committee charters, defining board member expectations and independence, reviewing and approving related party transactions, and overseeing board self evaluations. In addition, the committee recommends to the full Board a slate of director nominees for election at the Company’s annual meeting of shareholders.

The Corporate Governance/Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not adopted specific minimum qualifications for committee-recommended nominees, but will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, independence and special skills. The Corporate Governance/Nominating Committee will also evaluate whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation within the Company's market areas.

COMMITTEE REPORTS

Audit Committee Report

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls. The Audit Committee has met and held discussions with management and the Company’s independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent accountants provided to the Committee the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with the independent accountants that firm’s independence.

Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Committee determined to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

The Director of Internal Audit reports directly to the Audit Committee of the Board of Directors. During 2008, the Director of the Internal Audit worked under the direction of the Audit Committee to assist in managing all aspects of the auditing function including management of the internal audit department and coordination of all outsourced external auditor and consultants retained by the Audit Committee. The Audit Committee is directly responsible for setting compensation of the Director of Internal Audit, review and approval of a budget for the internal audit department, review and approval of an annual audit plan for the Bank and the Company and review and approval of all audits completed by the internal audit department, outside auditors and contractors.

The Audit Committee implemented in 2008 a training and planning retreat with directors, internal audit staff and management for planning and director education. Directors are encouraged to participate in director education programs.

During 2008 management, in consultation with the Audit Committee, explored the implementation of an Enterprise Risk Management program.  Enterprise Risk Management is an emerging best practice that encompasses a formal review of company-wide risks in a comprehensive evaluation format.  This format allows for management and the board to observe the Company’s current risk profile and any emerging trends that can then be used to best apply available or new mitigating resources.  Implementation of the Enterprise Risk Management is headed by the Chief Operating Officer under the direction of the Audit Committee.  It is expected that responsibility for the management of the program will at some later date be assigned to a Senior Risk Management Officer who will report findings to an existing or new board committee.

Audit Committee
Donald L. Krahmer, Jr. (Chair)
Cathi Hatch
Michael Heijer
Michael S. Holcomb
Michael Holzgang
R. Jay Tejera

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2008 Annual 10-K Report.

Compensation Committee
Donald G. Montgomery (Chair)
Larry Campbell
Michael S. Holcomb
John Rickman
R. Jay Tejera

Corporate Governance/Nominating Committee Report

The following is a report of the Corporate Governance/Nominating Committee of the Board of Directors, which is responsible for the Company’s review and consideration of corporate governance standards, related person transactions and for establishing the annual ballot for director nominees.

The Corporate Governance/Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics Board members should possess as well as the composition of the Board as a whole. This review includes an assessment of the absence or presence of material relationships with the Company which might impact independence, as well as consideration of diversity, skills, experience, time available and the number of other boards the member serves in the context of the needs of the Board and the Company, and such other criteria as the Committee shall determine to be relevant at the time. The Corporate Governance/Nominating Committee recommends nominees and number of directorships to the Board in accordance with the foregoing and the policies and principles in its charter.

Philosophy and Responsibilities. The key elements of the philosophy underlying director responsibilities are:

•	The Board will have a majority of outside directors.

•
All outside directors will, in the business judgment of the Board, meet the criteria for independence required by Nasdaq and SEC rules for continued listing and all other applicable legal requirements.

•	The Board believes in the separation of the offices of Chairman and the Chief Executive Officer.

•
The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company. In discharging that obligation, directors are entitled to rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors.

•
Directors are expected to attend Board meetings, the Annual Meeting of Shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Director Candidates.  The Committee recommends to the Board the number of director nominees required for the forthcoming year. When considering director nominations, the Corporate Governance/Nominating Committee will give equal consideration to director candidates nominated by shareholders and the Committee’s own candidates, provided that the shareholder recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” Candidates will be interviewed by the Committee (any expenses are the responsibility of the candidate) to evaluate the candidate’s competencies, business acumen, community visibility, Company share ownership, and such other criteria as the Committee shall determine to be relevant at the time. Current directors standing for reelection are not required to participate in an interview process.

In considering the director slate to be recommended to shareholders at the 2009 Annual Meeting of Shareholders, the Committee recommended reducing the size of the Board to ten (10).  The Committee has recommended the current slate of directors, with the exception of Larry Campbell who is not standing for re-election at the 2009 Annual Meeting, to the full Board for nomination.

Governance Practices. The Committee annually reviews emerging governance issues and considers governance “best practices” within financial institutions and other public companies with the advice of counsel.  The Committee concluded that the Company’s current policies were adequate and that it was not necessary to recommend any additional changes.

Corporate Governance/Nominating Committee

Michael Holzgang (Chair)
Robert A. Ballin
Michael Heijer
Donald L. Krahmer, Jr.
Donald G. Montgomery
John Rickman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page shows, as of December 31, 2008, the amount of common stock beneficially owned by (a) the executive officers named in the compensation table (“named executive officers”); (b) each director; (c) all of the Company’s directors and executive officers as a group; and (d) all persons who are beneficial owners of five percent or more of the Company’s common stock.  Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

Security Ownership of Certain Beneficial Owners and Management

Name	Position with Company	Number of Shares (1)(2)	Percentage of Shares
Executive Officers and Directors
Hal M. Brown	Director, Chief Executive Officer	259,813(3)	2.14%
Roger Busse	President/Chief Operating Officer	28,493	*
Michael Reynolds	Executive Vice President, Chief Financial Officer	38,538(4)	*
Daniel J. Hempy	President, Director of Portland Operations	75,057	*
Basant Singh	President, Director of Seattle Operations	72,533	*
Robert A. Ballin	Chair of the Board	450,740(5)	3.73%
Larry G. Campbell	Director	95,532	*
Cathi Hatch	Director	2,335	*
Michael E. Heijer	Director	58,017(6)	*
Michael S. Holcomb	Director	166,342(7)	1.38%
Michael D. Holzgang	Director	18,835	*
Donald L. Krahmer, Jr.	Director	14,435	*
Donald G. Montgomery	Vice Chair of the Board	42,937	*
John H. Rickman	Director	30,017	*
R. Jay Tejera	Director	26,672(8)	*
Directors and executive officers as a group (20 persons)		1,380,296(9)	11.19%
* Represents less than 1% of the Company’s outstanding common stock

(1)Share amounts include options to acquire shares that are exercisable within 60 days as follows: Brown 50,326; Busse 20,966; Reynolds 17,769; Hempy 56,871; Singh 21,751; Ballin10,170; Campbell 10,170; Hatch 1,920; Heijer 7,432; Holcomb 10,170; Holzgang 10,170; Krahmer 10,170; Montgomery 10,170; Rickman 10,170; and Tejera 1,920 shares.
(2)Share amounts include shares of Company common stock owned “jointly with spouse” as follows: Reynolds 20,523; Busse 7,527; Hempy 18,166; Singh 50,782; Ballin 179,425; Heijer 37,918; Holcomb 146,885; Holzgang 8,665 and Rickman 19,847.
(3)Includes 104,744 shares held by spouse.
(4)Includes 246 shares held by spouse
 (5)Includes 600 shares held in trust for grandchildren.
(6)Includes 3,171 shares held as custodian for children.
(7)Includes 107,287 shares pledged as collateral for a loan: 6,144 shares held jointly with child; and 1,364 shares held by spouse.
(8)Includes 10,265 shares held by spouse and 365 shares held jointly with a parent.
(9)Includes 250,145 shares subject to options that could be exercised within 60 days.

5% Shareholder
Columbia Wanger Asset Management, L.P 227 West Monroe Street, Suite 3000 Chicago, IL 60606	960,000	7.95%

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers that are not director nominees or directors of the Company, including employment history for the last five years.

Name	Age	Position with Bank and Five Year Employment History	Tenure as an Officer of the Bank
Charlotte Boxer	58	President, Director of Commercial Real Estate since 2008 and Executive Vice President, Director of Commercial Real Estate since 2004 (1)	2004
Roger Busse	53	President and Chief Operating Officer of the Company since 2007 and of the Bank since 2006 (2)	2003
Mitchell J. Hagstrom	52	President and Director of Lane County Operations since 2008, and Executive Vice President and Director of Lane County Operations since 2004	1988
Patricia Haxby	58	Executive Vice President and Chief Information Officer since 2002	1985
Daniel J. Hempy	49	President, Director of Portland Operations since 2008 and Executive Vice President, Director of Portland Operations since 2004	2002
Casey Hogan	50	Executive Vice President and Chief Credit Officer since 2006	1995
Michael Reynolds	57	Executive Vice President and Chief Financial Officer of Company and Bank since 2004.	1998
Basant Singh	52	President and Director of Seattle Operations since 2008 and Executive Vice President and Director of Seattle Operations since 2006 (3)	2005
Rachel Ulrich	43	Executive Vice President and Director of Human Resources since 2008 (4)	2008
__________

(1)	Ms. Boxer previously served as the regional manager for the Real Estate Industries Division for the Bank of the West.

(2)
Mr. Busse was promoted to President of the Company in April 2007; he has served as President and Chief Operating Officer of the Bank since 2006.  Mr. Busse previously worked for US Bank for 25 years serving in a variety of credit administration and commercial lending positions.

(3)	Mr. Singh previously served as President and CEO of NWB Financial Corporation and its subsidiary, Northwest Business Bank until such entities were acquired by the Company in November of 2005.

(4)
Ms. Ulrich previously served as Executive Vice President and Human Resource Director for First Federal Bank of the Midwest and its bank holding company, First Defiance Financial Corporation since 1996.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company’s Board of Directors has established a Compensation Committee (“Committee”) which is responsible for establishing and administering the Company’s executive and director compensation.  The Committee consists only of independent non-employee directors and operates under a formal written charter approved by the Committee and adopted by the Board of Directors.

Executive Compensation Philosophy and Objectives

The Committee’s compensation objective is designed to attract and retain the best available talent while efficiently utilizing available resources.  The Committee seeks to compensate employees with a complete and competitive package while maintaining internal and external equality.  The Committee compensates executive, senior, and mid-level management with a mix of base salary, incentive bonus, and equity compensation designed to be competitive with comparable employers in the financial services industry and to align senior management’s compensation with the interests of shareholders.  The process for establishing compensation consists of targeting overall compensation for each senior manager and allocating that compensation among base salary and incentive compensation.  The Committee believes that a significant portion of total compensation should be earned through incentive compensation.

In establishing incentive compensation arrangements for its executive officers, the Committee has made reasonable efforts to ensure that such arrangements do not encourage such executive officers to take unnecessary and excessive risks that could threaten the value of the Company.

Targeted Overall Compensation

To assist the Committee in establishing targeted aggregate levels of compensation, the Committee relied upon information derived from publicly available proxy statements of similarly sized and geographically situated financial institutions, the 2006 Clark Consulting compensation evaluation study (“Clark Study”), the Milliman 2007-2008 Northwest Financial Industry Salary Survey and its own independent evaluation.  In determining overall compensation levels, the Clark Study identified a target peer group of 20 publicly traded banks primarily in Oregon, Washington and California (“Peer Group”)1.  Based on this information, and the independent analysis performed by the Committee, the target compensation for executive management was established.  During 2008 there were no material changes made to the 2007 methodology.  For 2008 that methodology includes a comprehensive evaluation of total compensation and the principle that a significant portion of the executive’s pay should be in the form of incentive compensation.  Executive compensation has three components: a competitive base salary, a potential incentive cash bonus, and a potential equity grant.

Because of the growth of the Company and the increasing complexities associated with that growth as well as the current global, national and local economic conditions, during 2009 the Committee intends to engage an independent third-party consultant to prepare a new compensation study.  It is expected that the study will be conducted in the later half of the year and will be utilized in determining executive compensation for 2010.

1 The Peer Group consisted of the following banks:  American River Bancshares, Bank of Marin, BWC Financial Corp., Community Bancorp, Inc., Desert Community Bank, First Northern Community Bancorp, North Bay Bancorp, North Valley Bancorp, Pacific Mercantile Bancorp, Southwest Community Bancorp, Foothill Independent Bancorp, , Temecula Valley Bancorp and United Security Bancshares, in California; City Bank, Heritage Financial Corporation, Riverview Bancorp, Inc. and Washington Banking Company in Washington; and Columbia Bancorp, Premier West Bancorp  in Oregon and Community Bancorp in Nevada.

Total Compensation, Allocation among Components.  Under the Committee’s compensation structure, the mix of base salary, cash bonus, and equity compensation varies depending upon the employment level.  In allocating compensation among these components, the Committee believes that the compensation of its Chief Executive Officer and President/Chief Operating Officer, the levels of management having the greatest ability to influence the Company’s performance, should be significantly performance-based.  However, the Committee recognizes that certain critical control positions, such as the Chief Financial Officer, Chief Credit Officer, and the Chief Information Officer should receive a greater portion of their total compensation in the form of base salary versus incentive to assure sound judgment in decisions that will not be influenced by short-term incentive payouts.  At other levels of management and staff, the Committee designs incentive compensation that includes both cash and equity awards that reward the achievement of specific individual and regional performance goals in areas under the control of the employee. Company-wide performance, however, represents a portion of all officer incentive programs.

In making the 2008 allocations, the Committee relied in part upon the study and advice of Clark received during 2006 and which the Committee considered to be still reliable.  The allocation made by the Committee is consistent with the results in the Clark study, which showed executive management with targeted cash incentive opportunities of 15% to 70% of base salary, and equity incentive of 16% to 58% of base salary.  In selecting the allocation for 2008, the Committee believes its allocations to be consistent with the Committee’s overall compensation philosophy as described above and competitive with other companies in the same industry.

For 2008 the Committee established the cash incentive and equity opportunities as a percent of base salary as shown below.

	Cash incentive opportunity as a percent of salary	Equity incentive as a percent of salary
Chief Executive Officer	60%	30%
President/Chief Operating Officer	60%	30%
Other Executive Officers	25%-40%	15%-19%

Base Salaries. The Committee provides its executive management a level of assured cash compensation in the form of base salary that the Committee concludes is competitive in the market, is based upon the experience level of the executive, is consistent with other companies with similar performance and complexity characteristics, and that promotes sound judgment in daily decision making.

Consistent with the Executive Compensation Philosophy and Objectives described above, the Committee, after considering the available data and its own independent analysis, increased the base salaries effective March 1, 2008 for certain named executive officers.  Messrs. Hempy, Reynolds and Singh received salary increases 3.5%, 7.0% and 5.5%, resulting in new base salaries of $186,300, $160,500, and $203,708 respectively.  The salaries for salaries for Messrs. Brown and Busse were retained at $290,000 and $260,000, respectively.

Incentive Cash Bonuses. The Committee’s practice is to award incentive cash bonuses based upon Company-wide performance objectives.  For 2008 the performance goals for the Company were based upon three components: 1) achievement of financial objectives measured by growth in year-over-year diluted earnings per share, weighted at 50%, 2) adherence to Company established risk profiles using the ratings from Federal and State agencies on the overall safety and soundness of the Bank (referred to in the industry as the CAMELS ratings), weighted at 25%; and 3) an assessment of Company-wide attributes that the Committee believes contributes to long-term increases in shareholder value measured by a subjective Committee assessment, also weighted at 25% ..  The Committee selected year-over-year growth in diluted earnings per share as the primary component of the cash bonus because of its immediate correlation with the interests of the Company’s shareholders. Although the Committee has established these metrics for the calculation of incentive bonuses, the Committee reserves the authority to adjust the computation to reflect unusual circumstances or exceptional performance.

Consistent with the Committee’s approach described above for allocating overall targeted compensation among the three components of compensation, the Committee established the maximum incentive cash bonus levels for the Chief Executive Officer and Chief Operating Officer at 60% of 2008 salary or $174,000 and $156,000, respectively for 2008.  Each could earn 100% of their maximum bonuses if the Company’s year-over-year increase in diluted earnings per share met the Committee’s established objectives, if the ratings from regulatory agencies meet levels established by the Committee and if the Committee concludes management achieved desired results as measured by the Committees’ long-term subjective evaluation.  If, however, year-over-year diluted earnings per share growth and the Bank’s CAMELS rating from regulatory agencies are below the established threshold levels, no incentive bonus is earned.

With respect to the growth in the earnings per share component, the Committee has utilized comparative national peer performance to establish the threshold and maximum objectives.  The Company’s 2008 growth in diluted earnings per share is compared to 2008 peer group results, which for 2008 utilized the 12 months change in earnings per share at September 30, 2008.  The Company’s percentile ranking constitutes the percentage achieved in the earnings per share incentive component.  In order to receive any contribution from the growth in the earnings per share component, the year-over-year diluted earnings per share peer group percentile ranking must exceed the 35th percentile threshold objective.  The comparison to peer performance for growth in diluted earnings per share was selected as the best measurement of management performance in most periods and business environments.  For 2008, the performance peer group included all publicly traded banks with assets between $750 million and $1.5 billion as of September 30, 2008.  The report prepared by Keefe, Bruyette & Woods, Inc. included 115 institutions.  The report was sorted by growth in last 12 month earnings per share ending September 30, 2008 with the top and bottom five percent of the banks being deleted, thereby removing statistical anomalies.  The remaining 105 institutions had earnings per share growth ranging from a positive 23.6% to a negative 193.9%.  The Company’s earnings per share results for the same 12 month period was a minus 1.9% which equated to a percentile rank of 76%.  The Committee therefore concluded that management had achieved 76% of the Committee established earnings per share component.

With respect to the risk rating component, the Committee established a performance table for the risk ratings received from the regulatory agencies during the most recent safety and soundness examination referred to as CAMELS.  In establishing the CAMELS performance table no specific target or maximum was set, however, the Committee did establish a minimum threshold level which, if not satisfied, typically entails additional regulatory oversight that restricts the Bank from certain activities.  Above that threshold level the executive will earn 50% to 100% of this weighted component based on the regulatory ratings for the specific elements of the CAMELS rating.  The CAMELS rating was selected as the best consistently available third-party evaluation of Company-wide risk.  Based on the Company’s most recent 2008 regulatory examination, the Committee concluded that management had achieved 100% of the Committee established risk rating component for 2008.

With respect to the evaluation of operating and strategic attributes that are considered to be critical to the Company’s goal of increasing long-term shareholder value, the Committee considered and evaluated, but did not specifically weight, criteria that included client satisfaction, new business creation, strategic planning, employee development, succession planning, community involvement, investor relations, and Company culture and values.  The component is measured through a Committee member survey.  These surveys are collected by the Committee chair and the Committee as a whole arrives at a percentile accomplishment of this long-term subjective component.  For 2008 the Committee survey results indicated that management had achieved 100% of this component.

Based on the results of the three components described above, the Committee concluded that for 2008, management achieved 88% of the objectives for Company-wide performance, resulting in incentive cash bonuses in the amounts of $153,120 and $137,280, respectively for Messrs. Brown and Busse.  For certain other named executive officers, their cash incentive award is based on both Company-wide performance as described above and the achievement of personal objectives.  For 2008, Messrs. Hempy, Reynolds and Singh received cash incentive bonuses of $65,578, $36,514, and $64,983, respectively.

Equity Compensation. Historically, the primary form of equity compensation consisted of incentive stock options.  However, as a result of the 2006 implementation of the Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options somewhat less attractive, the Board recommended, and at the 2006 Annual Meeting of Shareholders the shareholders approved, the 2006 Stock Option and Equity Compensation Plan.  This plan permits the issuance of restricted stock, restricted stock units, and stock appreciation rights in addition to incentive stock options and non-qualified stock options.

The Committee believes that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered a part of the overall targeted compensation.  The Committee also determined that annual awards of equity compensation were appropriate to provide continuous incentive to all levels of employees.  Although the Committee feels equity awards is a best practice, all grants of equity compensation are subject to annual approval by the full Board of Directors.  Further, based upon the prior exercise patterns of executive and employee groups, the Committee determined that different types of equity grants should be awarded based on these patterns of exercise.  The Committee considers the individual and Company’s performance in determining the total and individual equity grant awards.  However, the Company does not employ performance-based vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives.

The Committee determined that the following types of awards were appropriate for different levels of employees.

Executive Management	Incentive stock options
Senior Vice Presidents	Stock appreciation rights settled in stock
Other Officers	Stock appreciation rights settled in stock and cash
All other employees	Stock appreciation rights settled in cash

The basis of the different types of awards to different levels of employees relates to the Committee’s philosophy of encouraging executives and officers who have the most impact on Company performance to become long-term owners of the Company, which aligns their investment interests to those of shareholders.  It also rewards non-management employees for overall Company performance with stock appreciation rights settled in cash or Company stock based on the appreciation of the Company’s share price while minimizing the dilutive effect from the exercise of stock options.

Consistent with the Committee’s total compensation approach, the Committee established target equity compensation levels for the Chief Executive Officer, Chief Operating Officer, other executive management, and all other employees based upon the economic value of the equity award at the time of the grant as a percentage of base salary.  Actual equity grants are awarded as a percentage of the targeted equity compensation based on several factors, not specifically weighted, including the employee’s attainment of previous year’s individual objectives, consideration of increased employee responsibilities, and a subjective assessment of the employee’s future potential in helping the Company meet its long term goals.

The Committee’s practice is to annually award equity compensation during the first half of each year outside of the Company’s blackout period.  This timing was selected because it enables the Company to consider the individual’s prior year performance and his or her contribution to achievement of overall Company goals.  These awards are made as early as practicable in the year, generally February or March, in order to most closely correlate the employee’s previous year’s performance with the equity award.  The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Based on the results achieved during 2008 and to incent continued strong future performance, the Committee awarded stock options to the named executive officers.  For Messrs Brown and Busse the Committee approved an option grant with an economic value equal to 30% of their base salary, or 100% of the equity opportunity.  However, in an effort to more closely align the size of their grants with the size of the grants made to the other members of the executive team, both Messrs. Brown and Busse voluntarily reduced the size of their respective grant to 20% of base salary.  Messrs. Hempy, Reynolds and Singh, the other named executive officers were granted stock options equal to 16%, 15% and 19% of their respective base salary.

Executive Agreements

The Committee believes that employment agreements, severance and change of control agreements are appropriate for its senior management and top executives.  The Company has entered into Employment Agreements with the Chief Executive Officer and the President/Chief Operating Officer that provide for severance payments in the event employment is terminated without cause or for good reason (as defined) and provides for cash payment in the event of a change of control (as defined).  The Company has also entered into Change of Control, Severance/Salary Continuation Agreements with certain other executive management and key employees.  The Change of Control, Severance/Salary Continuation Agreements provide for cash payments and employment opportunities in the event of a change in control.

The Committee believes that Employment Agreements are a good retention tool providing the executive with some compensation assurance in the event of employment termination without cause, or for good reason, or in the event of a change in control.  The Committee recognizes that it may be difficult for the executive to timely find comparable employment.  In the event of termination, these agreements also allow separation from the employer as soon as practicable.  For instance, while it is possible to provide salary continuation to an employee during a job search process, which in some cases may be less expensive than a lump-sum severance payment, the Committee prefers to pay a lump-sum severance payment in order to most cleanly sever the relationship as soon as practicable.

With respect to the change of control provisions in the Employment Agreement and the Change of Control, Severance/Salary Continuation Agreements, the Committee believes that executive management and certain other key employees have contributed to the success of the Company, and therefore it is important to protect them in the event of a change of control.  Further, it is the Committee’s belief that the interests of shareholders will be best served if the interests of executive management and other key officers are aligned, and providing change of control benefits eliminates, or at least reduces, the reluctance of executive management to pursue potential change in control transactions, that may be in the best interest of the shareholders.  In addition, the Committee believes it is important that in the event of a change of control, the new entity continues to be successful.  Therefore, for those employees with a Change of Control, Severance/Salary Continuation Agreement, salary continuation is incorporated into the agreement.  The salary continuation provision allows the acquiring entity to retain employees to assist during the transition and guarantees the executive or officer with a base salary and bonus during this transition.  If the acquiring entity chooses not to retain the employees, then the acquiring entity is required to pay in a lump sum, an amount equal to the salary plus targeted bonus for the remainder of the salary continuation period.  This payment may be in addition to a change in control payment made at the time of the closing of the transaction.  The Committee believes the salary continuation portion of the agreement serves in the best interests of shareholders since in a change of control transaction, shareholders are likely to receive stock in the acquiring entity.  By allowing the acquiring entity the option to continue the employment of key executives and officers through the salary continuation agreement, the new entity has better prospects for future growth and earnings, which serves the interest of shareholders.

Retirement Plans

The Company has no defined benefit pension plan.  The Company does maintain a 401(k)/Profit Sharing Plan for which the Company matches eligible employee contributions.  The Committee uses the annual return on average assets to determine the dollar amount of the employee match.  For example, an annual return on average assets of 1.20% would result in the Company contributing $1.20 for every $1.00 up to 6% of the eligible employee compensation.  When the Committee calculates targeted overall compensation for executive management and all other officers, the benefits expected to be received under the 401(k) plan are not considered.

Perquisites and Other Benefits

The Committee annually reviews executive management’s perquisites.  The primary perquisites for executive management are the payment of initiation fees and monthly dues for social and athletic clubs.  The Committee encourages executive management and other officers to belong to a social or athletic club so that there is an appropriate entertainment forum available for existing and prospective clients.  In addition to club fees and dues, certain members of executive management are provided with Company-owned vehicles.

Executive management also participates in the Company’s other benefit plans on the same terms as all other employees.  These plans include employer 401(k) contributions, medical and dental insurance, life insurance, and charitable gift matching.  Relocation benefits may also be reimbursed, but are individually negotiated as they occur.

Board Process

The Compensation Committee of the Board of Directors approves all salary and incentive compensation awards to executive officers, which include the Chief Executive Officer, the Chief Operating Officer, four market presidents and four executive vice presidents.  The Compensation Committee reviews the performance and establishes the compensation of the Chief Executive Officer and Chief Operating Officer, following discussions with those individuals and the members of the Board of Directors, the Human Resource Manager, and if deemed necessary another appropriate advisor.  For the remaining executive officers, the Chief Executive Officer, Chief Operating Officer and Human Resource Manager make recommendations to the Compensation Committee.  The Chair of the Committee reports to the full Board the actions of the Committee.

With respect to employee equity compensation awards, the Committee recommends awards to the full Board of Directors for discussion and approval.  The Committee establishes award recommendations for the Chief Executive Officer and President/Chief Operating Officer.  For other executive officers the Committee makes its independent recommendations to the Board of Directors based on recommendations and advice from the Chief Executive Officer, President/Chief Operating Officer and the Human Resource Manager.  The Chair of the Committee reports to the full Board of Directors the equity grant Committee recommendations for their approval prior to the actual grant.

Impact of Accounting and Tax Considerations

The Committee examined the accounting cost associated with equity compensation in light of the impact of section 162(m) of the Internal Revenue Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the Named Executive Officers, subject to certain exceptions for performance-based compensation.

Additional information regarding executive compensation is discussed in the section titled Executive Compensation.

Director Compensation

Director compensation is evaluated and recommended by the Committee and approved by the full Board of Directors.  The Company does not pay directors who are also employees of the Company or the Bank additional compensation for their service as directors.  Non-employee directors receive cash compensation for board and committee attendance, quarterly retainer fees for serving as chairs of certain committees, and equity grants in the form of restricted stock.  Currently the Company does not provide for incentive cash bonuses, defined pension benefits, deferred compensation, medical or dental benefits, or perquisites for its non-employee directors.  A detailed discussion of director compensation is located in the section titled "Director Compensation."

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued during the last three fiscal years to the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($) (2)(3)	Total ($)
Hal Brown, Chief Executive Officer	2008 2007 2006	$292,050 266,858 234,000	$153,120 113,682 142,560	$45,684 28,044 31,137	$25,171 27,266 27,773	$516,025 435,850 435,470
Roger Busse, President/Chief Operating Officer	2008 2007 2006	$259,999 233,812 178,125	$137,280 99,604 85,500	$41,226 31,610 24,837	$26,851 28,530 25,470	$465,356 393,556 313,932
Michael Reynolds, EVP, Chief Financial Officer	2008 2007 2006	$158,750 147,912 134,063	$36,514 29,334 32,650	$23,508 16,762 19,539	$16,824 17,754 17,180	$235,596 211,762 203,432
Daniel J. Hempy, President, Director of Portland Operations	2008 2007 2006	$198,937 178,500 169,646	$65,578 55,316 68,400	$24,433 16,025 13,539	$23,432 26,212 24,095	$312,380 276,053 275,681
Basant Singh, President, Director of Seattle Operations	2008 2007 2006	$201,938 189,807 183,502	$64,983 59,338 25,945	$28,606 15,560 11,336	$19,719 20,894 21,295	$315,246 285,599 242,078

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) and includes amounts awarded in and prior to 2008.  Assumptions used to calculate this amount are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended 2008, included in the Company’s audited financial statements for the fiscal year ended 2008, included in the Company’s accompanying Annual Report.

(2)
Includes contributions accrued by the Bank during 2008 for the benefit of Messrs. Brown, Busse, Reynolds, Hempy, and Singh in the amounts of $17,526, $17,526, $12,097, $14,116, and $15,388, respectively, pursuant to the Bank’s 401(k) Profit Sharing Plan.

(3)	Includes insurance premiums paid by the Bank during 2008 on behalf of Messrs. Brown, Busse, Reynolds, Hempy, and Singh in the amounts of $7,609, $9,319, $4,694, $9,280, and $4,294, respectively.

Equity Compensation

The Company previously maintained an employee stock option plan ("1999 Plan"), which provided for the grant of options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options to employees. In 2006, the Board adopted and the shareholders approved the current 2006 Stock Option and Equity Compensation Plan (“2006 Plan”) for the benefit of employees and non-employee directors that provides for the grant of up to 500,000 shares of the Company's common stock. In addition to incentive and nonqualified stock options, the 2006 Plan also provides for the grant of restricted stock awards, stock appreciation rights (“SARs”) and restricted stock units. The 2006 Plan has a term of ten years and is administered by the Company’s Compensation Committee. The 1999 Plan has been frozen (however, outstanding options previously granted still exist), and all grants of awards to employees are made under the 2006 Plan. All awards granted were made at the fair market price, based on the closing price of the Company's common stock on the date of grant. Information regarding the 1999 and 2006 Plans can be found in footnote 14 to the Company's financial statements, included in the accompanying Annual Report.  As set forth below, the shareholders are being asked to amend the 2006 Plan to increase the number of shares available for grant (See Proposal No. 2).

Equity Grants. In February 2008, employees were awarded, in the aggregate, stock options to acquire 95,956 shares of Company common stock and 213,849 shares of common stock subject to stock appreciation rights.  The SAR’s will be settled 121,475 in stock and 92,374 SARs in cash.  The options and stock appreciation rights expire in ten years from the date of grant and vest in 25% increments on each of the first four anniversaries of the grant date, becoming fully vested in February 2012.  Assumptions used in determining the fair market value of the awards granted in 2008 can be found in footnote 14 to the Company's financial statements, included in the accompanying Annual Report.

Equity Awards Granted to the Named Executive Officers. The following table sets forth certain information concerning stock awards relating to the named executive officers at fiscal year end December 31, 2008.

Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards; Number Securities Underlying Options (#)	Exercise or Base Price of Option Awards (/Sh)(1)	Grant Date Fair Value of Stock and Option Awards(1)
Hal Brown	2/20/2008(2)	18,125	$14.44	$58,000
Roger Busse	2/20/2008(2)	16,250	$14.44	$52,000
Michael Reynolds	2/20/2008(2)	7,031	$14.44	$22,500
Daniel J. Hempy	2/20/2008(2)	8,763	$14.44	$28,044
Basant Singh	2/20/2008(2)	11,464	$14.44	$36,683
__________

(1)	Based on the fair market value of $14.44 on the date of grant.

(2)	Granted under the terms of the 2006 Plan. The options expire on 2/20/2018 and vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 2/20/2012.

Option Exercises and Stock Vested

The following table provides information on option exercises during the fiscal year 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Hal Brown	9,117	$17,778
Roger Busse	2,578	$8,992
Michael Reynolds	2,062	$5,904
Dan Hempy	12,021	$62,148
__________
(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding awards at fiscal year end 2008.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Hal Brown	0(1) 4,069(2) 6,121(3) 18,333(4) 13,200(4)	18,125 12,209 6,121 0 0	$14.44 $18.39 $16.33 $7.09 $14.81	2/20/18 2/13/17 9/19/16 9/18/12 12/14/09
Roger Busse	0(1) 3,254(2) 4,895(3) 5,500(4)	16,250 9,763 4,895 0	$14.44 $18.39 $16.33 $14.81	2/20/18 2/13/17 9/19/16 12/14/09
Michael Reynolds	0(1) 1,177(2) 2,656(3) 11,000(4)	7,031 3,531 2,656 0	$14.44 $18.39 $16.33 $14.81	2/20/18 2/13/17 9/19/16 12/14/09
Daniel J. Hempy	0(1) 1,854(2) 3,305(3) 1,875(4) 36,666(4) 9,123(4)	8,763 5,564 3,305 0 0 0	$14.44 $18.39 $16.33 $14.81 $ 6.38 $10.96	2/20/18 2/13/17 9/19/16 12/14/09 6/03/12 5/24/09
Basant Singh	0(1) 1,605(2) 550(3) 2,750(5) 12,375(6)	11,464 4,816 550 2,750 4,125	$14.44 $18.39 $16.33 $17.27 $14.51	2/20/18 2/13/17 9/16/16 12/14/09 12/01/10
_________

* Adjusted to reflect all stock splits and stock dividends.

(1) Granted under the terms of the 2006 Plan. The options vest 25% on each of the four anniversaries of the grant date becoming fully vested on 2/20/2012.

(2)	Granted under the terms of the 2006 Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 02/13/2010.

(3)	Granted under the terms of the 2006 Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 9/19/2011.

(4)	Granted under the terms of the 1999 Employee Stock Option Plan and are fully vested.

(5)	Granted under the terms of the 2006 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 12/1/2010.

(6)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 12/01/2009.

Post Employment and Termination Benefits

Below are summaries of certain agreements between the named executive officers and the Company or the Bank. These summaries are qualified in their entirety by the individual agreements.

Hal Brown Employment Agreement. During 2002 the Bank and Company entered into an Employment Agreement (“Agreement”) with Hal Brown, who was elected to the Board of Directors and appointed President and Chief Executive Officer for both the Company and the Bank in 2002. In 2006 and 2007, respectively, Mr. Brown relinquished his role of President of the Bank and the Company.  Mr. Brown remains Chief Executive Officer of both the Company and the Bank. The original Agreement was for a term of three years, expiring on April 30, 2005. In November 2007, the Board amended the Agreement, entered into a replacement agreement with Mr. Brown, and extended the original expiration date to April 30, 2010.  The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term.  During 2008 the Board extended the Agreement which now expires April 30, 2011. Mr. Brown’s Agreement establishes a base salary of $290,000, with a cash bonus opportunity. In the event Mr. Brown terminates his employment before the term ends for “good reason” or his employment is terminated by the Company or the Bank "without cause,” Mr. Brown will be entitled to receive compensation (including any bonus earned) and benefits in the amounts that he would have received had he been employed, including any employer 401(k) payments made by the Company, for a period of 12 months from the date of termination, and all unvested equity awards will become immediately vested upon termination. In addition, the Agreement provides for severance payments in the event employment is terminated (i) voluntarily (for good reason) or involuntarily (without cause) within one year after a change in control (as defined); or (ii) involuntarily (without cause) or voluntarily (for good reason) within one year prior to the Company entering into an agreement for a change of control. In either event, Mr. Brown will be eligible to receive a lump sum payment equal to a multiple of two and one half times his “potential annual compensation,” less the amount of any Termination Payments (as defined), the continuation of certain benefits, including portions of medical and dental premiums for a period of the later of one year or upon closing of a change in control, and the immediate vesting of all unvested equity awards upon closing of the change in control or termination. In the event of voluntary termination without good reason, death, or disability that results in his inability to perform his duties, Mr. Brown will receive all compensation and benefits earned and expenses reimbursable through the date of his termination. Payments made under Mr. Brown’s agreement are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreement also precludes Mr. Brown from directly or indirectly soliciting any employee or client of the Bank or the Company, that would result in the employee terminating his or her employment or the client terminating his or her relationship with the Bank or the Company for a period of two years.

Roger Busse Employment Agreement. During 2006 the Bank and Company entered into an Employment Agreement (“Agreement”) with Roger Busse, who was appointed President and Chief Operating Officer of the Bank in 2006 and of the Company in April 2007.  The original Agreement was for a term of three years, expiring on April 30, 2009.  The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term.  In November of 2007, the Board amended the Agreement, entered into a replacement agreement with Mr. Busse and extended the original expiration date to April 30, 2010.  The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term.  During 2008 the Board extended the Agreement which now expires April 30, 2011.

The terms of Mr. Busse’s Agreement are essentially identical to those of Mr. Brown’s employment agreement.  The Agreement provides severance benefits and change in control severance benefits on the same terms and calculated in the same manner as Mr. Brown’s, except that in the event of a change in control, Mr. Busse will be eligible to receive a lump sum payment equal to a multiple of two times his “potential annual compensation.”  Mr. Busse’s Agreement establishes a base salary of $260,000, with a cash bonus opportunity.

Mr. Busse’s employment agreement includes a prohibition from soliciting employees or clients of the Bank or the Company identical to the prohibition in Mr. Brown’s agreement, and limits payments made under his agreement to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The table below shows the maximum amounts that could be paid to the Chief Executive Officer and President/Chief Operating Officer under their respective agreements. The following information is based on (i) the executive's salary at December 31, 2008; and (ii) assumes the triggering event was December 31, 2008.

	Chief Executive Officer		President/Chief Operating Officer
	Termination (without cause)	Termination Due to a Change in Control	Termination (without cause)	Termination Due to a Change in Control
Base salary	$290,000	$725,000	$260,000	$520,000
Targeted bonus	174,000	435,000	156,000	312,000
Healthcare and other benefits	8,808	8,808	9,792	9,792
401(k) employer contribution(1)	17,526	17,526	17,526	17,526
Fair market values of accelerated equity vesting (2)	$9,606	$9,606	$8,612	$8,612
Perquisites	0	0	0	0
Total	$499,220	$1,195,220	$451,930	$867,930

(1)
For the purposes of this table the 2008 401(k) employer match of $1.27 was used. The 401(k) employer match is determined annually by the Company’s Compensation Committee and in the event of a termination would most likely be different than that shown in the example above.

(2)
For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2008 closing stock price of $14.97 and the strike price of the accelerated equity awards.    However, in the event of a change of control, the per share settlement stock price could be substantially higher than that used in this table.

Executive Severance Agreements. During 2005, the Bank entered into Severance/Salary Continuation Severance Agreements with certain executive officers, including Messrs. Reynolds, Hempy and Singh. Under these agreements, the executives are entitled to receive a Change in Control Payment (as defined) in the event (i) they remain employed with the Company and the Bank through the closing of a change in control or (ii) the Company or the Bank terminates employment without cause or the executive resigns for good reason before a change in control, and, within twelve months thereafter, the Company or the Bank enters into an agreement or an announcement is made regarding a change in control. The single cash payment due if the executive remains through a change in control is equal to one times executive’s compensation for Mr. Reynolds and one-half times executive’s compensation for the other named executives. In the case of a Termination Event (as defined) after a change in control, the executives are also entitled to a salary continuation payment, payable in a lump sum, equal to 12 months of Post Change in Control Salary (as defined) for Mr. Reynolds, and equal to 18 months Post Change in Control Salary (as defined) for executives Hempy and Singh. Payments made under the respective agreements are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreements also precludes the executives from directly or indirectly soliciting any employee or client of the Bank or the Company to terminate his or her or the client’s relationship with the Bank or the Company (i) during the Salary Continuation Period (as defined) which for Mr. Reynolds is 12 months and for executives Hempy and Singh is 18 months; or (ii) if executive receives a Change in Control Payment but not a Salary Continuation Payment (as defined), in the case of Mr. Reynolds for 12 months, and in the case of executives Hempy and Singh for six months.

The table below illustrates the compensation due employees upon a change of control, the dollar range due at closing, and the total amount due at closing for all agreements. Secondly, a column illustrating the terms of employment agreements and the value of those agreements in the event the employees are not retained by the acquiring entity. Lastly a column showing the maximum amount due the employees for both the payment due at closing and the payment due in the event the employees are not retained by the acquiring entity.

The table below shows the maximum amounts that could be paid to the executives Reynolds, Hempy and Singh under their respective agreements. The following information is based on (i) the executive's salary at December 31, 2008; and (ii) assumes the triggering event was December 31, 2008.

	Change of Control Payment Due at Closing		Termination without Cause Following Change in Control		Total Payments to Executive (1)
	Salary	Bonus	Salary	Bonus
Michael Reynolds	$160,500	$40,125	$160,500	$ 40,125	$401,250
Daniel J. Hempy	$ 93,150	$37,260	$279,450	$111,780	$521,640
Basant Singh	$101,854	$40,742	$305,562	$122,225	$570,383
__________

(1)	Includes amounts received pursuant to change in control and salary continuation payments.

401(k) Profit Sharing Plan

The Bank has a 401(k)/Profit Sharing Plan ("401(k) Plan") covering substantially all employees. An employee must be at least 18 years of age and have one year of service with the Bank to be eligible for the 401(k) Plan ("Effective Date"). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the discretion of the Board, the Bank may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made are 100% vested immediately upon the participant’s Effective Date. During 2008, the amount accrued by the Bank for the benefit of employees under the 401(k) Plan totaled $725,965.  The Bank acts as the Plan Administrator of the 401(k) Plan. The 401(k) Plan’s trustees determine general investment options. The 401(k) Plan participants make specific investment decisions.

DIRECTOR COMPENSATION

Director compensation is evaluated and recommended by the Company’s Compensation Committee and approved by the Board of Directors. The Company does not pay directors who are also employees of the Company or the Bank for their service as directors. Non-employee directors receive cash compensation for board and committee attendance, quarterly retainer fees for serving as chairs of certain committees, and equity grants.

To assist the Committee in establishing director compensation and to explore industry best practices with respect to comprehensive director compensation, the Committee considered the 2006 Clark study, the Milliman 2007-2008 Northwest Board of Directors Compensation Survey, and its own independent analysis.  The Committee concluded from this review that changes were necessary both from a total compensation and a methodology perspective.

With respect to total compensation the Miliman study indicated that 2007 director compensation was in the 75th percentile for companies with assets between $500 million and $1 billion and in the 25th percentile for companies with assets greater than $1 billion.  The Committee recognized that because of differences in the size and complexity of the organizations as well as the differing number of directors serving that comparison of director compensation is difficult.  The Committee did conclude that director total compensation for the Company should be increased by approximately 15% effective January 1, 2008.

With respect to the methodology the Committee concluded to adopt an annual cash retainer, cash fees for committee meeting attendance, an additional retainer for committee chair service, and to provide an annual equity grant.

Cash Compensation

Within the financial services industry, director cash compensation is generally comprised of an annual retainer, and board and committee attendance fees. It is customary that the board chair receive greater compensation. Recent trends also suggest that directors serving on certain committees, specifically the audit and compensation committees also receive additional compensation. The Committee considered all of these factors in determining director compensation methodology for 2008, and concluded to change from fee only to an annual cash retainer with attendance fees.  In that regard, each non-employee director of the Company received an annual retainer of $24,000 and fees for each meeting attended. Directors may miss two scheduled board meeting per year without compensation penalty. The chairs of the Asset/Liability, Compensation, and Governance/Nominating committees each received an additional quarterly retainer of $500 and the board chair and the chair of the Audit committee received a quarterly retainer of $1,500.  Board members serving on the Audit committee received $150 for in-person attendance at committee meetings and $100 per scheduled telephone committee meetings; and Board members of other committees received $100 for committee meeting attendance.

The Company has established a Director Stock Election Plan that provides directors the opportunity of investing director and committee fees in Company common stock in lieu of receiving cash.  The plan operates as individual 10b5-1 stock trading plans that require among things, that the directors enter into the plan at a time when they are not aware of any material non-public information; the plan clearly sets out the allocation provisions of how the fees are to be invested; and the director has no discretion over the purchases.

Equity Compensation

Historically the non-employee Company directors have received equity compensation. The Committee believes a portion of director compensation should be in the form of equity compensation because it aligned the interests of the Board of Directors to those of the shareholders. Under the 2006 Plan, directors may receive nonqualified stock options, restricted stock, restricted stock units, and stock appreciation rights.

The Committee determined that annual awards of equity compensation were appropriate to provide a form of continuous performance incentive. The Committee determined that equity compensation awards to the Board of Directors should, to a large extent, mirror the methodology established for the executive officers. The economic value of the grant is used as the determinate and is valued at approximately 25% of the annual cash retainer.  Although the Committee feels annual equity awards are a best practice, all grants are subject to approval by the full Board of Directors. For 2008 the Committee determined that restricted stock was the best form of equity compensation.

During February 2008, 415 shares of restricted stock, valued at $14.44 per share or $5,993, was granted to each non-executive director for an aggregate total of 4,150 shares valued at $59,930.  The restricted shares vested immediately.  The fair market value of the stock option grant was based on the price of the Company's common stock at the close of business on February 20, 2008.

At fiscal year end, the non-employee directors had outstanding stock option awards, vested and unvested, to purchase shares of the Company as follows: Mr. Ballin 12,091 shares; Mr. Campbell 12,091 shares; Ms. Hatch 3,841 shares Mr. Heijer 9,353 shares; Mr. Holcomb 12,091; shares; Mr. Holzgang 12,091; shares; Mr. Krahmer 12,091 shares; Mr. Montgomery 12,091 shares; Mr. Rickman 12,091 shares; and Mr. Tejera 3,841 shares for an aggregate total of 101,672 shares.

The following table shows compensation paid or accrued for the last fiscal year to the Company's non-employee directors. Mr. Brown is not included in the table as he is an employee of the Company, and thus, receives no compensation for his services as a director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	Total ($)
Robert A. Ballin	$31,200	$9,243	$40,443
Larry G. Campbell	$26,500	$9,243	$35,743
Cathi Hatch	$28,100	$9,243	$37,343
Michael E. Heijer	$28,000	$9,243	$37,243
Michael S. Holcomb	$28,850	$9,243	$38,093
Michael D. Holzgang	$30,450	$9,243	$39,693
Donald L. Krahmer, Jr.	$33,650	$9,243	$42,893
Donald G. Montgomery	$28,700	$9,243	$37,943
John H. Rickman	$29,000	$9,243	$38,243
R. Jay Tejera	$29,450	$9,243	$38,693
_________

(1)	Amount shown for Mr. Ballin represents (i) annual retainer fee of $24,000; (ii) retainer fees of $6,000 for service as board chair; and (iii) per meeting committee attendance fees of $1,200.

Amount shown for Mr. Campbell represents (i) annual retainer fee of $24,000; and (ii) per meeting committee attendance fees of $2,500.

Amount shown for Ms. Hatch represents (i) annual retainer fee of $24,000; and (ii) per meeting committee attendance fees of $4,100.

Amount shown for Mr. Heijer represents (i) annual retainer fee of $24,000; and (ii) per meeting committee attendance fees of $4,000.

Amount shown for Mr. Holcomb represents (i) annual retainer fee of $24,000; and (ii) per meeting committee attendance fees of $4,850.

Amount shown for Mr. Holzgang represents (i) annual retainer fee of $24,000; (ii) retainer fees of $2,000 for service as Governance/Nominating committee chair; and (iii) per meeting committee attendance fees of $4,450.

Amount shown for Mr. Krahmer represents (i) annual retainer fee of $24,000; (ii) retainer fees of $6,000 for service as Audit committee chair; and (iii) per meeting committee attendance fees of $3,650.

Amount shown for Mr. Montgomery represents (i) annual retainer fee of $24,000; (ii) retainer fees of $2,000 for service as Compensation committee chair; and (iii) per meeting committee attendance fees of $2,700.

Amount shown for Mr. Rickman represents (i) annual retainer fee of $24,000; (ii) retainer fees of $2,000 for service as Asset/liability committee chair; and (iii) per meeting committee attendance fees of $3,000.

Amount shown for Mr. Tejera represents (i) annual retainer fee of $24,000; and (ii) per meeting committee attendance fees of $5,450.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R). Assumptions used to calculate this amount are included in footnote 14 to the Company's audited financial statements for the fiscal year ended 2008, included in the Company's accompanying Annual Report.

TRANSACTIONS WITH MANAGEMENT

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) are approved by the Corporate Governance/Nominating Committee, in accordance with the policies and procedures set forth in the policy governing "related persons transactions" adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy; and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2008, the Bank has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

PROPOSAL NO. 2 - AMENDMENT OF THE
2006 STOCK OPTION AND EQUITY COMPENSATION PLAN
General

The Company has historically maintained an incentive stock option plan for the benefit of employees and directors of the Company.  The purpose of the stock option and equity compensation plan is to attract and retain the best people available in order to enhance the performance of the Company.  The Board believes that a form of non-cash compensation, the value of which is related to the long-term performance of the Company, is consistent with the interests of the Company's shareholders.

The 2006 Plan authorizes up to 550,000 shares of common stock to be issued in the form of restricted stock awards, stock appreciation rights, restricted stock units and stock options.  At December 31, 2008, approximately 175,000 of the 550,000 shares of Company common stock provided for in the 2006 Plan remained available for grant.  In order to continue to attract, retain and reward high performers in the Company, it is proposed that an additional 500,000 shares be added to the 2006 Plan.

The 2006 Plan is administered by the Compensation Committee.  If approved, the amendment will allow equity grants settled in stock to be granted in any combination up to 675,000 shares of common stock, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company

On March 17, 2009, the Board of Directors approved an amendment to the current 2006 Plan, subject to shareholder approval at the 2009 Annual Meeting, which the Board of Directors unanimously recommends.  The purpose of the amendment is to increase the number of shares available for future grant under the 2006 Plan by an additional 500,000 shares.  The material features of the 2006 Plan are summarized below.

Material Terms of the 2006 Plan

General.  The 2006 Plan provides for the issuance of options that qualify as “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units.  Under the 2006 Plan, an “award” means the grant of a stock option, restricted share, stock appreciation right or restricted stock unit.  Directors, officers, and employees of the Company and its affiliates may be granted awards, though only employees may receive stock options classified as “incentive stock options.”

Administration of 2006 Plan.  The 2006 Plan is administered by a committee of at least three Directors (the “Committee”), each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Committee is authorized, subject to the terms of the 2006 Plan, to determine when and to whom to make grants under the 2006 Plan, the type of award, and the number of shares to be covered by the grants, the fair market value of shares, the terms of the grants, which includes the exercise price of the shares of common stock covered by options, any applicable vesting provisions, and conditions under which awards may be terminated, expired, cancelled, renewed or replaced, and to construe and interpret the terms of the 2006 Plan and awards. Subject to applicable law, the Committee may delegate administrative functions to officers or other designated employees of the Company or its affiliates.

Repricing of Stock Options.  The 2006 Plan does not allow for the exercise price of outstanding options to be changed, except (i) with the approval of shareholders; or (ii) as may be required under the terms of the 2006 Plan in connection with a change in the capital structure of the Company, such as a stock split or stock dividend, subdivision or consolidation, or other increase or decrease in the number of shares effected without receipt of consideration by the Company.

Transferability.  Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of other than by will or the laws of descent or distribution if specifically permitted by the plan.

Certain Corporate Transactions.  Subject to any required action by the shareholders, the number of shares of common stock subject to awards, the number of shares of common stock available for grants under additional awards, the exercise price for shares of common stock specified in each outstanding option, and the value of common stock used to determine amounts required to be paid under restricted stock units and stock appreciation rights shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the common stock) or any other increase or decrease in the number of such shares of common stock effected without receipt of consideration by the Company.  In the event of a merger or other reorganization whereby the Company is not the surviving entity, all awards shall immediately vest as of the date of the closing of such transaction, unless the Committee elects to vest the awards as of an earlier date.  Notwithstanding the immediately preceding sentence, if the surviving, successor or acquiring corporation in the transaction (or its parent) agrees to replace awards with rights to its shares that confer substantially the same benefits as those represented by the awards, as determined by the Committee, then the awards shall not vest but shall be so replaced.  The Committee shall notify each grantee in writing of any action to vest or replace awards hereunder not less than sixty (60) days prior to the expected closing date of the transaction that prompts such action.

Term of the 2006 Plan; Amendments or Termination.  The 2006 Plan has an unlimited duration; provided, however, that the Board of Directors has the authority to terminate the Plan at any time and incentive stock options may not be granted more than 10 years after the earlier of the date the Plan is adopted or approved by the shareholders.  The Plan may be amended by the Board of Directors without shareholder approval, except that no such amendment may (i) increase the number of shares that may be issued pursuant to the Plan, or (ii) modify the Plan in a manner that would require shareholder approval under any applicable laws or regulations.  All granted but unexercised options under the existing Plan will remain outstanding for their respective terms.

Awards Granted Under 2006 Plan

Options.  Options granted under the 2006 Plan provide participants with the right to purchase shares at a predetermined exercise price.  The Committee may grant incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”); provided that ISO treatment is not available for options that become first exercisable in any calendar year for shares that have a value exceeding $100,000 (based upon the fair market value of the shares on the option grant date).

All options granted under the 2006 Plan provide that the option exercise price is equal to the fair market value of the shares subject to the option at the time of grant and expire at such time as determined by the Committee; provided, however, that incentive stock options will expire no later than 10 years from the date of grant. The option exercise price is payable in cash or other consideration, including Company common stock.  In the event of a Shareholder-Employee (defined as an employee owning 10% or more of the outstanding shares of the Company), the ISO exercise price will be at least 110% of the fair market value of the common stock on the date of grant, and will expire five years from the date of grant.

Restricted Stock Award.  Restricted Stock Award means a share of common stock issued to an employee or director under the 2006 Plan that is subject to restrictions and conditions.  The Restricted Stock Award will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the 2006 Plan.  Certificates representing the award may be held in escrow.  Shares of common stock that are part of an award will vest upon satisfying such conditions as the Committee may determine.  A holder of a Restricted Stock Award (both vested and unvested) will have the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the shares subject to the award.

Restricted Stock Unit.  A Restricted Stock Unit means the right to receive a payment in cash or common stock in an amount equal to the fair market value of the common stock on the date of exercise of the right to receive payments under the Restricted Stock Unit.  A Restricted Stock Unit will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the 2006 Plan.  Restricted Stock Units will vest upon satisfying such conditions as the Committee may determine.  A holder of a Restricted Stock Unit will have none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued.

Stock Appreciation Right.   A Stock Appreciation Right means the right to receive payment in cash or common stock in an amount equal to the excess of the fair market value of the common stock on the date of exercise of the right to receive payments under the Stock Appreciation Right and the fair market value of the common stock at the time of grant.  The Stock Appreciation Right will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the 2006 Plan.  Stock Appreciation Rights will vest upon satisfying such conditions as the Committee may determine.  A holder of a Stock Appreciation Right will have none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued.

Tax Consequences

Income Tax Withholding.  As a condition for the issuance of shares pursuant to awards, the 2006 Plan requires satisfaction of any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares.

Incentive Stock Options.  Holders of incentive stock options incur no federal income tax (other than potential alternative minimum tax) on the grant or exercise of such options.  When stock received upon exercise of an incentive stock option is sold at a gain, the holder incurs tax at capital gain rates, provided the stock is treated in its hands as a capital asset. The Company will generally not be entitled to a deduction for any amount relating to stock issued under an incentive stock option.  The exercise price of incentive stock options may be no less than the fair market value of the common stock of the Company at the time of grant.

Although there is no limit on the aggregate fair market value of stock that can be subject to an incentive stock option, to the extent the fair market value of stock (measured at the date of grant) with respect to which the option becomes exercisable for the first time during a calendar year exceeds $100,000, then the option shall be treated as a nonqualified stock option to the extent of the excess.

Nonqualified Stock Options.  The holder of a nonqualified stock option recognizes income subject to federal income tax on the date of exercise of such option.  The holder is taxed on the excess of (i) the fair market value of the stock (measured on the date of exercise) acquired upon exercise of the option over (ii) the option exercise price.  The income is taxable at ordinary income rates and the Company is entitled to a deduction for the amount included by the holder in income.  The exercise price of nonqualified options granted under the Plan may be no less than the fair market value of the common stock of Pacific at the time of grant.

Restricted Stock Awards. A grantee of Restricted Stock will generally not be subject to federal income tax with respect to the stock at the time of grant if the stock is subject to a substantial risk of forfeiture.  Instead, the grantee is subject to federal income tax with respect to such stock in the taxable year in which the stock is transferable or is no longer subject to such substantial risk of forfeiture, whichever is applicable.  The amount that the grantee must include in gross income with respect to the restricted stock is the excess of the fair market value of the stock at the time it is transferable or no longer subject to a substantial risk of forfeiture, whichever is applicable, over the amount (if any) that was paid for the stock. In lieu of the foregoing, a grantee of restricted stock can make a special election under Section 83(b) of the U.S. Internal Revenue Code to include in gross income, for the taxable year in which the stock is granted, the excess of the fair market value of the stock at the time of grant over the amount (if any) paid for the stock.  The Company is entitled to a deduction for the amount included by the grantee in income.

Restricted Stock Units.  The grant of a Restricted Stock Unit will result in no income to the grantee or deduction for the Company until such time as payments are actually made to the grantee under the Restricted Stock Unit.  At the time the Company makes such payment, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the grantee.  Income tax withholding would be required.

Stock Appreciation Rights.  The grant of a Stock Appreciation Right will result in no income to the grantee or deduction for the Company until such time as payments are actually made to the grantee under the Stock Appreciation Right.  At the time the Company makes such payment, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the grantee.  Income tax withholding would be required.

The Board of Directors unanimously recommends that you vote
FOR the Amendment to the 2006 Stock Option and Equity Compensation Plan

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2008, or written representations from certain reporting persons, the Company believes that with the exception of Chairman Ballin, all reporting persons made all filings required by Section 16(a) on a timely basis except that Mr. Ballin had two transactions not timely filed on a Form 4.

AUDITORS

Moss Adams LLP, Certified Public Accountants, performed the audit of the consolidated financial statements for the Company for the year ended December 31, 2008. Representatives of Moss Adams LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

The report from Moss Adams LLP for the fiscal years ended December 31, 2008 and December 31, 2007, respectively, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the years ended December 31, 2008 and 2007, respectively, Moss Adams LLP did not advise the Company of any of the following matters:

1.	That the internal controls necessary for the Company to develop reliable financial statements did not exist;

2.
That information had come to their attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management;

3.
That there was a need to expand significantly the scope of the audit of the Company, or that information had come to Moss Adam’s attention during the years ended December 31, 2008 and December 31, 2007, that if further investigated: (i) may materially impact the fairness or reliability of either: a previously-issued audit report or underlying financial statements; or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) may cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements, Moss Adams did not so expand the scope of its audit or conduct such further investigation; or

4.
That information had come to their attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

Fees Paid to Independent Accountants

The following tables set forth the aggregate fees charged to the Company by Moss Adams LLP, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2008 and 2007 fiscal years.

Fee Category	Fiscal 2008	% of Total	Fiscal 2007	% of Total
Audit Fees	$149,269	83%	$169,743	82%
Audit-Related Fees	$10,604	6%	15,281	8%
Tax Fees	$14,201	8%	16,959	8%
All Other Fees	$5,609	3%	4,857	2%
Total Fees	$179,684	100%	$206,840	100%

Audit Fees.  The fees billed to the Company by Moss Adams were for professional services rendered in connection with the audit the financial statements and review of internal control over financial reporting, interim financial statements included in the Company’s Form 10-Q’s, and services to the Company in connection with statutory or regulatory filings. The approximately amount of fees attributable to Section 404 of the Sarbanes Act for fiscal years 2008 and 2007 was $54,376 and $73,892, respectively.

Audit-Related Fees.  Consists of fees paid to Moss Adams principally due to travel expense.

Tax Fees.  Consists of fees billed for tax compliance, tax advice and tax planning.

All Other Fees.  Consists of fees primarily due to consulting expenses on various topics.

For the fiscal year 2008 the Audit Committee considered and deemed the services provided by Moss Adams LLP compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INCORPORATION BY REFERENCE

The Report of the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 20, 2009 and should contain such information as is required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after November 20, 2009, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Corporate Governance/Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than November 20, 2009. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Company stock that you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.

Copy of Bylaw Provisions

The Bylaws can be accessed on the Company’s Web site by clicking on the Governance Documents link within the Investor Relations section on the Company's home page (www.therightbank.com) or by writing the Company’s Corporate Secretary at the Company’s main office for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

•
Read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D. C. 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.)

•	On the SEC Internet site at www.sec.gov.

•	Accessing the Bank’s Web site at www.therightbank.com. Additional information, including recent press releases, is also available on the Bank’s Web site.

REPORTS TO SHAREHOLDERS

A copy of the 2008 Annual Report on Form 10-K is included with this Proxy Statement. Written requests for the Company’s Annual Report or Quarterly Reports or other information requests should be addressed to Michael Reynolds, Executive Vice President and Chief Financial Officer of Pacific Continental Bank, at P.O. Box 10727, Eugene, Oregon 97440-2727.

By Order of the Board of Directors

HAL BROWN

Chief Executive Officer

PROXY

PACIFIC CONTINENTAL CORPORATION

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Messrs. Hal Brown and Robert Ballin, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. Hal Brown and Robert Ballin to represent and to vote, as designated below, all the shares of common stock of Pacific Continental Corporation held of record by the undersigned on March 6, 2009, at the Annual Meeting of Shareholders to be held on April 20, 2009, or any adjournment of such Annual Meeting.

1.           ELECTION OF DIRECTORS.

A.	I vote FOR all nominees listed below (except as marked to the contrary below). ❒

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below:

◆ Robert Ballin	◆ Hal Brown	◆ Cathi Hatch
◆ Michael E. Heijer	◆ Michael Holcomb	◆ Michael Holzgang
◆ Donald Krahmer, Jr.	◆ Donald Montgomery	◆ John Rickman
◆ R. Jay Tejera

C.	I WITHHOLD AUTHORITY to vote for all nominees listed above. ❒

2.           AMENDMENT TO THE 2006 STOCK OPTION AND EQUITY COMPENSATION PLAN to increase the number of shares available under the plan.

FOR               ❒                      AGAINST                      ❒                      ABSTAIN                      ❒

3.	WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSALS UNLESS AUTHORITY IS WITHHELD IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting.  However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends a vote "FOR" the Proposals.

Signature of Shareholder                                                                                                Signature of Shareholder
, 2009                                                                , 2009

ALL JOINT OWNERS MUST SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE.  IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.